Exhibit 3.1

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                   THE BLUEBOOK INTERNATIONAL HOLDING COMPANY

      The Bluebook International Holding Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

      A. The name of the corporation is The Bluebook International Holding Company. The Corporation was originally incorporated under the name "Gama Computer Corporation". The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 18, 1997, as amended.

      B. This Certificate of Amendment of Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation law of the State of Delaware, and amends Article IV of the Corporation's Certificate of Incorporation.

      C. Article IV of the Certificate of Incorporation of the company is hereby deleted and replaced with the following:

            "The authorized capital stock of the Corporation shall consist of 150,000,000 shares of common stock, $0.0001 par value, and 5,000,000 stock, $0.0001 par value.

            On the effective date of this amendment each twenty (20) issued and outstanding shares of this Corporation's Common Stock shall automatically convert into one share of this Corporation's Common Stock. Notwithstanding the above, no fractional shares will be issued. Any shareholder of this Corporation who on the effective date of this amendment owns less that twenty (20) shares, and who would therefore otherwise receive less than one share of this Corporation's common Stock shall be entitled to receive $0.0001 for each one share of this Corporation Common Stock owned by such shareholder sends a written request for payment to this Corporation. Any fractional shares which as a result of the foregoing would otherwise be issued to a shareholder of this Corporation shall be rounded down to the nearest whole share."

      IN WITNESS WHEREOF, The Bluebook International Holding Company has caused this Certificate of Amendment to Certificate of Incorporation to be signed by Mark A. Josipovich, a duly authorized officer of the Corporation, on November 17, 2004.


                                        THE BLUEBOOK INTERNATIONAL
                                        HOLDING COMPANY


                                        /s/ Mark A. Josipovich
                                        ----------------------------------------
                                        Mark A. Josipovich
                                        President and Chief Executive Officer